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Exhibit 4.27

CENTERPULSE USA HOLDING CO.
12 East Greenway Plaza
Suite 1000
Houston, Texas 77046

January 6, 2003

SNIA S.p.A.
Via Borgonuovo 14
20121 Milan, Italy

Gentlemen:

        This document constitutes Amendment No. 1 to the Stock Purchase Agreement, dated as of November 26, 2002, among Centerpulse Ltd., Centerpulse USA Holding Co. and SNIA S.p.A., (the "Purchase Agreement"). Centerpulse USA Holding Co. and SNIA S.p.A. agree, with respect to the non-competition period referred to in Section 5.07 of the Purchase Agreement, that such period shall, for the market in Spain only, be reduced from five years to three years. If prior to or after the closing contemplated by the Purchase Agreement SNIA persuades the Spanish Ministry of Economics and Trade to agree in writing to a five year non-competition period for the Spanish market, then this Amendment shall thereafter promptly be modified to provide for the full five year non-competition period described in Section 5.07 of the Purchase Agreement for the market in Spain. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

Sincerely,
CENTERPULSE USA HOLDING CO.
		By:	/s/ DAVID S. WISE
		Name:	David S. Wise
		Title:	Secretary
CENTERPULSE LTD.
		By:	/s/ URS KAMBER
		Name:	Urs Kamber
		Title:	CFO
CENTERPULSE LTD.
		By:	/s/ CHRISTIAN STAMBACH
		Name:	Christian Stambach
		Title:	VP, Head Legal & Compliance
Agreed to and Accepted:
SNIA S.p.A.
By:	/s/ CARLO VANOLI
Name:	Carlo Vanoli
Title:	COO

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  Exhibit 4.27
CENTERPULSE USA HOLDING CO. 12 East Greenway Plaza Suite 1000 Houston, Texas 77046